Exhibit 10(k)

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is entered into effective as of the __ day of February, 2003, by and between TXU Business Services Company, a Texas corporation (the “Company”), and Kirk Oliver, an individual (“Employee”).

WHEREAS, the Company, as successor in interest to Texas Utilities Services Inc., and Employee entered into that certain Employment Agreement dated as of September 1, 1998, (“Employment Agreement”); and

WHEREAS, the parties now desire to amend the Employment Agreement to provide certain severance and change in control benefits to Employee.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Definition of Cause. The definition of the term “Cause” contained in Section 4(c) of the Employment Agreement is hereby deleted in its entirety, and as amended, the definition of the term “Cause” contained in Section 4(c) shall be and read as follows:

“For purposes of this Agreement, the term Cause shall mean any one or more of the following: (a) the material breach by the Employee of this Agreement; (b) Employee’s breach of his fiduciary duty to the Company and/or its shareholders in his capacity as an officer of the Company; (c) any action or failure to act on the part of Employee which results in material injury to the assets, business prospects or reputation of the Company or any affiliate of the Company; (d) the appropriation of a material business opportunity of the Company or any affiliate of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; or (e) Employee’s failure to substantially perform his duties and responsibilities hereunder, including without limitation Employee’s breach of the Company’s Code of Conduct or an express employment policy of the Company.”

2.
Severance and Change in Control Benefits. Section 10 of the Employment Agreement shall be replaced in full to reflect the provision of certain severance and change in control benefits, and, as amended, said Section 10 shall be and read in full as follows:

“10.1. Severance Benefits. If Employee is terminated by the Company without Cause (as defined below) during the period between execution of the Amendment to Employment Agreement dated in February 2003 and the third anniversary of the effective date of such amendment (the “Term”), Employee shall be entitled to receive the compensation and benefits described in (a), (b), and (c) hereinbelow:

“(a) A one-time cash severance payment, which shall be payable as soon as reasonably practical following such termination, but in any event within ten (10) business days thereafter, in an aggregate amount equal to the sum of the following:
“(i) The greater of: (a) the amount of base salary (as in effect on the date of the termination) plus annual incentive awards (at the highest previous target level and assuming performance satisfying a target payout) that Employee would have received had he continued in the employment of the Company hereunder through the expiration of the Term; or (b) twelve months’ base salary (as in effect on the date of the termination) plus Employee’s target annual incentive award for the year of the termination;

“(ii) An amount equal to the sum of: (a) the value (as of the date of termination) of all unvested and otherwise unpayable restricted stock (or alternative) awards previously granted to Employee under the Long Term Incentive Compensation Plan (“LTICP”) (as if performance criteria had been met to permit payment of 100% of the award), and (b) the forfeited portion of Employee’s accounts under the TXU Deferred and Incentive Compensation Plan (“DICP”) and the TXU Salary Deferral Program (“SDP”) (valued in accordance with the relevant provisions of the DICP and SDP, respectively); and

“(iii) An amount equal to the difference between (a) the aggregate required monthly premium for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the TXU Medical (including prescription drugs), Dental and Group Life Insurance Plans, and (b) the aggregate monthly employee contribution rate in effect for Employee under such plans immediately prior to such termination, multiplied by eighteen (18).

“(b) In addition to such severance payment, Employee shall be entitled to outplacement services, at the Company’s expense through a third-party outplacement consultant selected by the Company, for up to one hundred eighty (180) days after such termination.

“(c) In the event that the foregoing payments, or any portion thereof, constitute an “excess parachute payment” under Section 4999 of the Code, or any successor provision, the Company shall, in addition to providing the foregoing payments and benefits, pay Employee a tax gross-up cash payment(s) in an amount agreed upon by Employee to be sufficient to fully offset the excise tax which Employee is, or may be, required to pay as a result thereof. Such tax gross-up payment shall be paid to Employee concurrently with the cash payments provided for hereinabove; provided that if the amount of such tax gross-up payment cannot be finally determined by such date, the Company shall pay Employee concurrently with such other payments an estimate, determined in good faith by the Company, of the minimum amount of the required tax gross-up payment. Thereafter, the Company shall promptly (but in any event within forty-five (45) days of Employee’s termination) determine in good faith the total amount of the tax gross-up payment and seek to obtain Employee’s approval thereof. The remaining portion of the tax gross-up payment shall be paid to Employee promptly after Employee approves the total amount.

“Notwithstanding any other provision of this Agreement seemingly to the contrary, Employee shall not be entitled to any of the payments or benefits provided for under this Section 10.1 if Employee’s termination is for Cause, or if the circumstances of Employee’s termination entitle him to the payments and benefits provided for in Section 10.2 below.

“10.2 Change In Control.  If, during the Term: (i) Employee voluntarily terminates his employment with the Company (or its successor) within six (6) months following a Change in Control (as defined below), or (ii) Employee’s employment is terminated by the Company (or its successor) without Cause, or Employee terminates his employment for Good Reason (as defined below), in either case within twenty-four (24) months following a Change in Control, Employee shall be entitled to receive the compensation and benefits described in (a), (b), (c) and (d) hereinbelow:

“(a) A one-time cash payment, which shall be payable as soon as reasonably practical following such termination, but in any event within ten (10) business days thereafter, in an aggregate amount equal to the sum of the following:

“(i) An amount equal to three (3) times the aggregate of Employee’s annualized base salary as in effect immediately prior to the Change in Control plus Employee’s target annual incentive award for the year in which the Change in Control occurs;

“(ii) An amount equal to the sum of: (a) the value (as of the date of termination) of all unvested and otherwise unpayable restricted stock (or alternative) awards previously granted to Employee under the LTICP (as if performance criteria had been met to permit payment of 100% of the award), and (b) the forfeited portion of Employee’s accounts under the DICP and SDP (valued in accordance with the relevant provisions of the DICP and SDP, respectively);

“(iii) An amount equal to the sum of: (a) the matching contributions which would have been made under the DICP had Employee continued to defer salary thereunder at the rate in effect as of the effective date of the Change in Control, for an additional three years following the termination of employment; and (b) the matching contributions which would have been made under the SDP had Employee continued to defer salary thereunder at the rate in effect as of the effective date of the Change in Control, for an additional three years following the termination of employment; and

“(iv) An amount equal to the difference between (a) the monthly COBRA premium for coverage under the Company’s medical (including prescription drugs), dental and group life insurance plans, and (b) the monthly employee contribution under such plans in effect for Employee immediately prior to the termination, multiplied by eighteen (18).

“(b) In addition to such payment, Employee shall be entitled to the following benefits:

“(i) The Company shall fully secure the benefit provided for under the Split-Dollar Life Insurance Program by making irrevocable contributions to the trust established thereunder (“Trust”) as contemplated in Section 11 of the Split-Dollar Life Insurance Program. Additionally, Employee’s participation in the Split-Dollar Life Insurance Program shall continue notwithstanding the termination of employment as if the Participation Agreement between the Company and Employee entered into under the Split-Dollar Life Insurance Program continued in accordance with its terms as in effect prior to Employee’s termination and as if Employee’s termination had not occurred. In the event the Company terminates the Split-Dollar Life Insurance Program, the Company shall nonetheless provide Employee with the benefits contemplated under the Split-Dollar Life Insurance Program, as in effect on the effective date of this Agreement, and shall fully secure such benefits through irrevocable contributions to the Trust;

“(ii) Employee shall, at the Company’s cost, be entitled to financial planning services equivalent to services available under the Company’s executive financial planning program for three years from the date of the termination; and

“(iii) The Company shall pay on behalf of Employee, or shall reimburse Employee for, the physician fees for one physical examination of Employee per year for three years from the date of the termination.

“(c) In addition to such severance payments and benefits, Employee shall be entitled to additional retirement compensation (“Additional Severance Retirement Compensation”) in an amount equal to the difference between: (i) the benefit Employee is entitled to receive under the TXU Retirement Plan (“Retirement Plan”) and the TXU Second Supplemental Retirement Plan (“Supplemental Retirement Plan”), and (ii) the amount of the retirement benefit Employee would have been entitled to receive under the Retirement Plan and the Supplemental Retirement Plan had Employee continued in the employment of the Company, and continued participating in the Retirement Plan, through the Term. The calculation of the Additional Severance Retirement Compensation shall assume: (x) an annual increase in base salary (effective as of the normal effective date for executive salary adjustments under the Company’s standard practice in effect as of the termination) equal to Employee’s greatest base salary increase during the Term, and (y) an annual bonus payment (payable at the normal time under the AIP, or successor plan) equal to the highest annual bonus payment previously paid to Employee. The Additional Severance Retirement Compensation shall be payable in the form elected by Employee with respect to benefits under the Retirement Plan. The amount of the Additional Severance Retirement Compensation shall be determined by the actuary for the Retirement Plan using the assumptions set forth above and other reasonable and consistent actuarial assumptions substantially similar to those used in connection with the determination of benefits payable under the Retirement Plan. The Additional Severance Retirement Compensation is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (“Code”); however the Additional Severance Retirement Compensation shall be funded and payable under the rabbi trust established under the Supplemental Retirement Plan.

“(d) In the event that the foregoing payments, or any portion thereof, constitute an “excess parachute payment” under Section 4999 of the Code, or any successor provision, the Company shall, in addition to providing the foregoing payments and benefits, pay Employee a tax gross-up cash payment(s) in an amount agreed upon by Employee to be sufficient to fully offset the excise tax which Employee is, or may be, required to pay as a result thereof. Such tax gross-up payment shall be paid to Employee concurrently with the cash payments provided for hereinabove; provided that if the amount of such tax gross-up payment cannot be finally determined by such date, the Company shall pay Employee concurrently with such other payments an estimate, determined in good faith by the Company, of the minimum amount of the required tax gross-up payment. Thereafter, the Company shall promptly (but in any event within forty-five (45) days of Employee’s termination) determine in good faith the total amount of the tax gross-up payment and seek to obtain Employee’s approval thereof. The remaining portion of the tax gross-up payment shall be paid to Employee promptly after Employee approves the total amount.

“(e) For purposes of this Agreement, “Change in Control” shall mean a change in control of TXU Corp. of a nature that would be required to be reported in response to Item 1(a) of the Securities and Exchange Commission Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act), or would have been required to be so reported but for the fact that such event had been “previously reported” as that term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act; provided that, without in any way limiting the foregoing, a Change in Control shall be deemed to have occurred if any one or more of the following events occurs: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TXU Corp. representing 20% or more of the combined voting power of TXU Corp.’s then outstanding securities having the right to vote at elections of directors of TXU Corp. (“Voting Securities”); (ii) individuals who constitute the board of directors of TXU Corp. on the effective date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by TXU Corp.’s shareholders, was approved by at least three-quarters of TXU Corp.’s directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of TXU Corp. in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this clause (ii), be considered as though such person were a member of the Incumbent Board; (iii) a recapitalization or reclassification of the Voting Securities of TXU Corp. , which results in either (a) a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants), or (b) an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%; (iv) all or substantially all of the assets of TXU Corp. are liquidated or transferred to an unrelated party; or (v) TXU Corp. is a party to a merger, consolidation, reorganization or similar transaction pursuant to which TXU Corp. is not the surviving ultimate parent entity. For purposes of this definition, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Exchange Act, other than TXU Corp., a subsidiary of TXU Corp. or any employee benefit plan(s) sponsored or maintained by TXU Corp. or any subsidiary thereof, and the term “Independent Shareholder” shall mean any shareholder of TXU Corp. except any employee(s) or director(s) of TXU Corp. or any employee benefit plan(s) sponsored or maintained by TXU Corp. or any subsidiary thereof.

“(f) For purposes of this Agreement, “Good Reason” shall mean any one or more of the following occurrences: (i) Employee’s base salary as in effect immediately prior to the Change in Control, or as it may be increased subsequent to the Change in Control, is reduced; (ii) Employee’s status or responsibilities with the Company immediately prior to the Change in Control are materially reduced, or Employee is assigned duties which are inconsistent with such status or responsibilities, or Employee’s business location is materially changed; (iii) the Company (or its successor) fails to continue in effect any pension, health care or executive compensation plan or arrangement in which Employee was participating immediately prior to the Change in Control, or Employer or the Company (or their successors) takes some action which materially reduces Employee’s benefits under any such plan or program, without (in either such case) providing Employee with substantially similar benefits; or (iv) any successor to the Company in connection with the Change in Control does not, prior to the Change in Control, expressly assume this Agreement.

“10.3. Severance/Change in Control Benefits Contingent Upon Full Release. Employee acknowledges and agrees that the benefits and payments provided for in Section 10.1 or 10.2, as applicable, constitute the exclusive remedy of Employee upon termination of employment under the circumstances described in Section 10.1 or 10.2, as the case may be. Notwithstanding any other provision of this Agreement, as a condition to receiving such benefits and payments, Employee shall be required to execute a release of claims in favor of the Company in a form reasonably acceptable to the Company.

“10.4 Confidentiality and Nondisclosure.

“(a) Employee understands and agrees that he will be given Confidential Information (as defined below) and Training (as defined below) during his employment with the Company relating to the business of the Company and/or its Affiliates (as defined below , in exchange for his agreement herein. Employee hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Employee), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of the Company and/or its Affiliates. Employee agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of the Company and/or its Affiliates, and to return, prior to Employee’s termination of employment, any such information in Employee’s possession. If Employee discovers, or comes into possession of, any such information after his termination he shall promptly return it to the Company. Employee acknowledges that the provisions of this paragraph are consistent with the Company’s Code of Conduct with which Employee, as an employee of the Company, is bound.

“(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by the Company or any of its Affiliates or customers and (1) is proprietary to, about, or created by the Company or its Affiliates or customers; (2) gives the Company or its Affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of the Company or its Affiliates or customers; and (3) is not typically disclosed by the Company or its Affiliates or customers, or known by persons who are not employed by the Company or its Affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information not generally available to the general public pertaining to the Company’s business operations such as financial and operational information and data, operational plans and strategies, business and marketing strategies and plans for various products and services, global operational planning, and acquisition and divestiture planning.

“(c) For purposes of this Agreement, “Training” includes, but is not limited to, specialized and valuable training regarding Confidential Information.

“(d) For purposes of this Agreement, “Affiliate” shall mean any person, or entity (or sub-unit of an entity) that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company.

“10.5. Non-Compete and Non-Solicitation. Employee acknowledges and agrees that: (1) in order to perform his obligations and job duties for the Company, Employee will gain Training and access to Confidential Information regarding the Company and/or its Affiliates or customers; (2) use of such Confidential Information in competition with the Company and/or its Affiliates or customers would be detrimental to the business interests of the Company and/or its Affiliates or customers; and (3) Employee would not have been allowed to gain access to Confidential Information, or to provide the obligations and job duties contemplated under this Agreement without his promises and agreements contained in the following paragraph. Employee acknowledges and agrees further that the Company is a diverse energy company and that, based on the nature and size of the Company and the scope of its operations, the areas in which the Company competes are not limited. Employee also acknowledges and agrees that the services he will be performing for the Company, and the Confidential Information and Training he will be provided, relate to the world-wide operations of the Company and its Affiliates, and will not be limited to any specific geographic location within which the Company, or any of its Affiliates, conducts business.

“Employee agrees that, during his employment with the Company, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (i) engage or participate in a business which competes in a material manner with the Company or any of its Affiliates in any geographic location in which the Company conducts business; (ii) contact, solicit or attempt to solicit the business or patronage of any of the Company’s (or Affiliate’s) customers, or prospective customers, or any person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by the Company (or its Affiliates) during the term of Employee’s employment with the Company; or (iii) solicit, recruit, induce, encourage or in any way cause any employee of the Company (or an Affiliate) to terminate his/her employment with the Company (or such Affiliate). Notwithstanding the foregoing, the restriction provided in (i) above shall apply following the termination of this Agreement only if Employee receives the payments and benefits provided for in Section 10.1 or 10.2 above.

“10.6. Injunctive Relief. Because of the unique nature of the business to be conducted by the Company and its Affiliates and the Confidential Information relating thereto, Employee acknowledges, understands and agrees that the Company and/or its Affiliates will suffer immediate and irreparable harm if Employee fails to comply with any of his obligations under Sections 10.4 and 10.5 of this Agreement, and that monetary damages alone will be inadequate to compensate the Company or its Affiliates for such breach. Accordingly, Employee agrees that the Company and/or its Affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of Sections 10.4 and 10.5 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.”

3.	Continued Effectiveness of Employment Agreement. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

Executed effective as of the __ day of February, 2003.

TXU BUSINESS SERVICES COMPANY   EMPLOYEE:

By:________________________   __________________________
Erle Nye, Chairman of the Board    Kirk Oliver
and Chief Executive